EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:
Raymond A. Low
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces Second Quarter 2011 Financial Results
22 Percent Sequential Increase in Revenues and 55 Percent Sequential Increase in Net Income

•	Q2 FY 2011 Net Revenues: $30.0 million

•	Q2 FY 2011 GAAP Gross Margin: 46.7 percent

•	Q2 FY 2011 GAAP Net Income: $7.1 million; $0.21 per share (diluted)

FREMONT, Calif., July 27, 2011 – AXT, Inc. (NasdaqGS: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the second quarter ended June 30, 2011.

Second Quarter 2011 Results
Revenue for the second quarter of 2011 was $30.0 million, up 22 percent from $24.6 million in the first quarter of 2011, and up 29.6 percent from $23.2 million in the second quarter of 2010.

Total gallium arsenide (GaAs) substrate revenue was $18.0 million for the second quarter of 2011, compared with $15.9 million in the first quarter of 2011, and $16.2 million in the second quarter of 2010. Indium phosphide (InP) substrate revenue was $1.6 million for the second quarter of 2011, compared with $1.3 million in the first quarter of 2011, and $1.1 million in the second quarter of 2010. Germanium (Ge) substrate revenue was $2.7 million for the second quarter of 2011 compared with $3.0 million in the first quarter of 2011 and $1.6 million in the second quarter of 2010. Raw materials sales were $7.7 million for the second quarter of 2011, compared with $4.4 million in the first quarter of 2011 and $4.2 million in the second quarter of 2010.

Gross margin was 46.7 percent of revenue for the second quarter of 2011. By comparison, gross margin in the first quarter of 2011 was 43.4 percent of revenue. Gross margin was 36.8 percent of revenue for the second quarter of 2010.

AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

AXT, Inc. Announces Second Quarter 2011 Results
July 27, 2011

Operating expenses were $4.4 million in the second quarter of 2011, compared with $4.2 million in the first quarter of 2011. Operating expenses in the second quarter of 2010 were $3.6 million.

Income from operations for the second quarter of 2011 was $9.6 million compared with income from operations of $6.5 million in the first quarter of 2011, and income from operations of $5.0 million in the second quarter of 2010.

Net interest and other income for the second quarter of 2011 was $519,000, which included a foreign exchange gain of $65,000. This compares with net interest and other expense of $276,000 in the first quarter of 2011, which included a foreign exchange loss of $196,000, and net interest and other income of $1.6 million in the second quarter of 2010, which included $1.2 million, net, sales tax refund and a foreign exchange gain of $230,000.

Net income in the second quarter of 2011 was $7.1 million or $0.21 per diluted share compared with net income of $4.2 million or $0.13 per diluted share in the first quarter of 2011, and with a net income of $5.5 million or $0.17 per diluted share in the second quarter of 2010. Excluding the $1.2 million, net, sales tax refund or $0.04 per diluted share, our net income in the second quarter of 2010 was $4.3 million or $0.13 per diluted share.

Management Qualitative Comments
“This was another strong quarter for AXT,” said Morris Young, chief executive officer.  “Revenues exceeded our expectations, driven by double-digit growth in our substrate business and record revenues from third party raw material sales.  We are experiencing healthy demand across all of our product categories and are pleased to see our competitive positioning continue to strengthen. Further, our strong business model and solid operational execution are resulting in healthy growth to our bottom line.  We believe that the trends fueling our growth are substantial, and we are well-positioned to benefit with the capacity, raw material access and attractive cost-structure that are unique in our industry.”

Outlook for Third Quarter, Ending September 30, 2011
AXT estimates revenue for the third quarter for 2011 will be between $30.5 million and $31.5 million. The company estimates that net income per share will be between $0.18 and $0.20, which takes into account our weighted average share count of approximately 33.4 million shares.

Conference Call
The company will host a conference call to discuss these results on July 27, 2011 at 1:30 p.m. PDT. The conference call can be accessed at (719) 457-2637 (passcode 1799133). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (719) 457-0820 (passcode 1799133) until August 3, 2011. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and invests in joint ventures in China producing raw materials. For more information, see AXT’s website at http://www.axt.com.

AXT, Inc. Announces Second Quarter 2011 Results
July 27, 2011

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding our outlook for the third quarter of 2011, the current and long-term growth and trends in the demand for our products, our progress in our strategic plans, and the positioning of the company.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: overall conditions in the markets in which the company competes; global financial conditions and uncertainties; market acceptance and demand for the company’s products; the impact of factory closures or other events causing delays by our customers on the timing of sales of our products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenue	$30,031	$23,177	$54,597	$41,818
Cost of revenue	16,005	14,642	29,911	26,551
Gross profit	14,026	8,535	24,686	15,267

Operating expenses:
Selling, general and administrative	3,714	3,039	7,404	6,458
Research and development	699	515	1,204	966
Total operating expenses	4,413	3,554	8,608	7,424
Income from operations	9,613	4,981	16,078	7,843
Interest income (expense), net	69	(25)	156	(10)
Other income, net	450	1,556	87	1,635

Income before provision for income taxes	10,132	6,512	16,321	9,468
Provision for income taxes	1,064	560	1,966	806
Net income	9,068	5,952	14,355	8,662

Less: Net income attributable to noncontrolling interest	(2,006)	(417)	(3,085)	(547)
Net income attributable to AXT, Inc.	$7,062	$5,535	$11,270	$8,115

Net income attributable to AXT, Inc. per common share:
Basic	$0.22	$0.18	$0.35	$0.26
Diluted	$0.21	$0.17	$0.34	$0.25

Weighted average number of common shares outstanding:
Basic	31,831	30,834	31,775	30,789
Diluted	33,093	32,172	33,146	31,982

AXT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	June 30,	December 31,
	2011	2010
Assets:
Current assets
Cash and cash equivalents	$21,078	$23,724
Short-term investments	15,197	17,251
Accounts receivable, net	22,958	23,076
Inventories	39,653	35,986
Prepaid expenses and other current assets	8,699	4,090
Total current assets	107,585	104,127

Property, plant and equipment, net	28,814	24,240
Other assets	14,263	11,884

Total assets	$150,662	$140,251

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$3,745	$7,094
Accrued liabilities	7,681	7,745
Total current liabilities	11,426	14,839

Other long-term liabilities	4,868	5,608
Total liabilities	16,294	20,447

Stockholders' equity:
Preferred stock	3,532	3,532
Common stock	191,008	190,053
Accumulated deficit	(71,207)	(82,477)
Other comprehensive income	5,366	4,652
Total AXT, Inc. stockholders' equity	128,699	115,760

Noncontrolling interest	5,669	4,044
Total stockholders' equity	134,368	119,804

Total liabilities and stockholders' equity	$150,662	$140,251